Exhibit 99.1

200 PEACH STREET
EL DORADO, AR 71730

MURPHY USA WELCOMES DAVID B. MILLER TO THE BOARD OF DIRECTORS

EL DORADO, Arkansas, January 13, 2016 – Murphy USA Inc. (NYSE:MUSA) is pleased to announce that the Board of Directors has appointed David B. Miller as an independent director of the company.

“We are extremely fortunate to have David join the Board,” said Madison Murphy, Chairman of Murphy USA Inc. “We were looking for a unique individual that could complement the collective strength and leadership of our Board, someone with broad energy industry knowledge, and whose leadership experience and expertise in business valuation, capital structure and strategic relationships would prove invaluable as the Company pursues its strategy. Needless to say, David fit the bill perfectly.”

Mr. Miller is Co-Founder and Managing Partner of EnCap Investments L.P., a leading provider of private equity capital to the oil and gas industry. From 1988 to 1996, he served as President of PMC Reserve Acquisition Company, a partnership jointly owned by EnCap and Pitts Energy Group. Prior to the establishment of EnCap, he served as Co-Chief Executive Officer of MAZE Exploration Inc., a Denver-based oil and gas company he co-founded in 1981. Mr. Miller began his professional career with Republic Bank, ultimately serving as Vice President and Manager of the bank’s wholly owned subsidiary, Republic Energy Finance Corporation. In 2004, he was appointed to the National Petroleum Council, an advisory body to the Secretary of Energy, and is also a member of the Board of Advisors of the Maguire Energy Institute.

Mr. Miller earned a Master’s and Bachelor’s Degree in Business Administration from Southern Methodist University in 1973 and 1972, respectively.  He serves on the Board

Corporate Website http://corporate.murphyusa.com                          NYSE:MUSA
Customer Website http://www.murphyusa.com

of Trustees at SMU and is Chairman of the Executive Board of the Edwin L. Cox School of Business.

#####
About Murphy USA
Murphy USA (NYSE:MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,300 stations located primarily in the Southwest, Southeast and Midwest United States. The company and its team of almost 10,000 employees serve an estimated 1.6 million customers each day through its network of retail gasoline stations in 24 states. The majority of Murphy USA's stations are located in close proximity to Walmart stores. The company also markets gasoline and other products at standalone stations under the Murphy Express brand. Ranked 202 among Fortune 500 companies, Murphy USA reported revenue of $15 billion in 2014.

Investor Contact:
Christian Pikul
Christian.Pikul@murphyusa.com
Cell – 870-677-0278
Office – 870-875-7683

Media/Public Relations Contact:
Jerianne Thomas
Jerianne.Thomas@murphyusa.com
Cell – 870-866-6321
Office – 870-875-7770

Corporate Website http://corporate.murphyusa.com                          NYSE:MUSA
Customer Website http://www.murphyusa.com